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                                                                    EXHIBIT 10.1


                               CUSTOMER AGREEMENT

           SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P.

         This Agreement made and entered into as of the 21st day of October, 1998, by and between SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P., a New York limited partnership (the "Partnership"), and SALOMON SMITH BARNEY INC., a Delaware corporation ("SSB").

                              W I T N E S S E T H :

         WHEREAS, the Partnership has been organized to engage in the speculative trading of commodity interests, including, but not limited to, futures contracts, options and forward contracts; and

         WHEREAS, the Partnership and SSB wish to enter into this Agreement setting forth the terms and conditions upon which SSB will perform brokerage and other services for the Partnership;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed as follows:

         1. Appointment of Broker/Dealer and Opening of Account. The Partnership hereby appoints SSB as its commodity broker/dealer through whom the Partnership will execute trades in commodity interests including futures contracts, options and forward contracts. As soon as practicable following the conclusion of the Initial Offering Period (as defined in the Selling Agreement) of the units of limited partnership interest in the Partnership (the "Units"), provided at least 15,000 Units are sold, the Partnership shall deposit or cause to be deposited the partners' capital contributions in a commodity brokerage account with SSB, and will maintain all of its assets, as they from time to time exist, in such account except for such amounts as may be necessary or desirable to be maintained in a bank account to facilitate the payment of Partnership expenses, redemptions or distributions. The Partnership shall execute such other documents as shall be necessary or appropriate to permit SSB to perform its services hereunder.

         2. Services of SSB. SSB agrees to use its best efforts to effect transactions for the Partnership's account and agrees to assist the Partnership or its general partner, Smith Barney Futures Management Inc. (the "General Partner"), in (a) calculating the Partnership's Net Assets and Net Asset Value (as such terms are defined in the Partnership's Limited Partnership Agreement) at such times as may be required, (b) calculating any fees due the Partnership's trading advisors (the "Advisors"; each individually an "Advisor"), (c) preparing and confirming financial information for annual or interim audits and reports and (d) establishing procedures for effecting redemptions, cash distributions and the liquidation of the Partnership upon
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termination. SSB further agrees to furnish clerical and bookkeeping support for the administration of the Partnership.

         3. (a) Brokerage and Other Fees. With respect to transactions effected by SSB on behalf of the Partnership's account requested by Eagle Trading Systems Inc. ("Eagle"), Eckhardt Trading Company ("Eckhardt") and Rabar Market Research, Inc. ("Rabar"), the Partnership shall pay to SSB a monthly brokerage fee equal to 9/20 of 1% of month-end Net Assets of the Partnership allocated to Eagle, Eckhardt and Rabar (5.4% per year) in lieu of brokerage commissions on a per trade basis. With respect to transactions effected by SSB on behalf of the Partnership's account requested by Campbell & Company, Inc. ("Campbell"), the Partnership shall pay to SSB $54.00 per round-turn. For accounts charged on a round-turn basis, brokerage fees shall not exceed 9/20 of 1% of month-end Net Assets of the Partnership (5.4% per year). The Partnership shall also pay all National Futures Association, exchange, clearing, user, give-up, and floor brokerage fees, or shall reimburse SSB for all such fees previously paid by SSB on behalf of the Partnership. This fee may be increased or decreased at any time at SSB's discretion upon notice to the Partnership.

            (b) Reimbursement of Offering Expenses. The Partnership shall reimburse SSB for the total amount of the offering and organizational expenses of the Initial Offering Period, plus interest at the prime rate quoted by The Chase Manhattan Bank in equal installments over the first 24 months after trading commences.

         4. Payment of Interest. All of the assets of the Partnership which are deposited in the Partnership's accounts at SSB will be deposited and maintained in cash. During the term of this Agreement, SSB will, within ten (10) days following the end of each calendar month, credit the Partnership's brokerage accounts with a sum representing interest on eighty percent (80%) of the average daily equity maintained in cash in such accounts during such month (i.e., the sum of the daily cash balances in such accounts divided by the total number of calendar days in that month) at a 30-day Treasury bill rate determined weekly by SSB based on the average non-competitive yield on 3-month U. S. Treasury bills maturing in 30 days (or on the maturity date closest thereto) from the date on which such weekly rate is determined. Interest paid to the Partnership by SSB will be used to reimburse SSB for the total amount of offering and organizational expenses (but not selling commissions) of the Initial Offering Period, plus interest at the prime rate quoted by The Chase Manhattan Bank. The equity maintained in cash in the account on Saturdays, Sundays and holidays shall be the equity maintained in cash in the account as of the close of business on the next preceding business day.

         5. Trading Authorization. The General Partner has entered into Management Agreements with Campbell, Eagle, Eckhardt


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and Rabar as the Partnership's Advisors pursuant to which the Advisor shall have discretion to order purchases and sales of commodity interests including futures contracts, options and forward contracts. SSB is hereby authorized to execute all orders placed by the Advisors for the account of the Partnership until notified by the General Partner to the contrary, and shall have no obligation to inquire into the reason for or method of determining such orders, nor any obligation to monitor such orders in relation to the Partnership's trading policies. The provisions of this Paragraph 5 shall apply with equal force and effect to any other commodity trading advisor designated in the future by the General Partner.

         6. Terms of the Account. The following terms and conditions shall be applicable to the Partnership's account:

                  (a) The word "property" is used herein to mean securities of all kinds, monies, options, commodities and contracts for the future delivery of, or otherwise relating to, commodities or securities and all property usually and customarily dealt in by brokerage firms.

                   (b) All transactions for the Partnership's account shall be subject to the regulations of all applicable federal, state and self-regulatory agencies including, but not limited to, the various commodity exchanges and the constitution, rules and customs, as the same may be constituted from time to time, of the exchange or market (and its clearing house, if any) where executed. Actual deliveries are intended on all transactions. The Partnership also agrees not to exceed the speculative position limits for its own account, acting alone or in concert with others, and promptly to advise SSB if it is required to file reports of its commodity positions with the Commodity Futures Trading Commission.

                   (c) Any and all property belonging to the Partnership, or in which it may have an interest, held by SSB or carried in the Partnership's account (either individually or jointly with others) shall be subject to a general lien for the discharge of the Partnership's obligations to SSB, wherever or however arising and without regard to whether or not SSB has made advances with respect to such property, and SSB is hereby authorized to sell and/or purchase any and all property in the Partnership's account without notice to satisfy such general lien.

                   (d) The Partnership agrees to maintain such collateral and/or margin as SSB may, in its discretion, require from time to time and will pay on demand any amount owing with respect to its account. Against a "short" position in any commodity contract, prior to the maturity thereof, the Partnership will give SSB instructions to cover, or furnish SSB with all necessary delivery documents, and in default thereof, SSB may, without demand or notice, cover the contracts, or if an order to buy in such contracts cannot be executed under prevailing conditions, SSB may


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procure the actual commodity and make delivery thereof upon any terms and by any method which may be feasible. It is further agreed that if the Partnership fails to receive sufficient funds to pay for any commodities and commodity futures contracts and/or to satisfy any demands for original and/or variation margin, SSB may, without prior demand and notice, sell any property held by it in the Partnership's account and any loss resulting therefrom will be charged to the Partnership's account.

                   (e) SSB may, whenever in its discretion it considers it necessary for its protection, sell any or all property held in the Partnership's account, cancel any open orders for the purchase or sale of any property with or without notice to the Partnership, and SSB may borrow or buy in any property required to make delivery against any sales, including a short sale, effected for the Partnership. Such sale or purchase may be public or private and may be made without advertising or notice to the Partnership and in such manner as SSB may, in its discretion, determine, and no demands, calls, tenders or notices which SSB may make or give in any one or more instances shall invalidate the aforesaid waiver on the Partnership's part. At any such sale SSB may purchase the property free of any right of redemption and the Partnership shall be liable for any deficiency in its account.

                   (f) SSB and the Partnership agree that the parties shall have the right to offset any unrealized gains and losses on the Partnership's open positions and to net any open orders for the purchase or sale of any property of the Partnership.

                   (g) The Partnership agrees to pay service fees and/or interest charges upon its account monthly at the prevailing and/or allowable rates according to the laws of the State of New York, as determined by SSB at the time of the acceptance of this Agreement in its New York office and thereafter.

                   (h) If any provisions herein are or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement shall continue and remain in full force and effect.

                   (i) The Fund hereby consents that SSB, its agents, or floor brokers handling SSB orders, may, without prior notice, execute the Fund's orders in which SSB's directors, officers, employees, agents, or the floor broker, may directly or indirectly, become the buyer to Fund's sell order or the seller to Fund's buy order, provided that such executions are made in accordance with applicable exchange rules and any applicable provisions of the Commodity Exchange Act or regulations of the CFTC.


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         7. Indemnification. (a) In any action, suit, or proceeding to which SSB was or is a party or is threatened to be made a party by reason of the fact that it is or was the commodity broker for the Partnership (other than an action by or in the right of the Partnership), the Partnership shall indemnify and hold harmless SSB, subject to subparagraph (c), against any loss, liability, damage, cost, expense (including attorneys' fees and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding if SSB acted in good faith and in a manner it reasonably believed to be in the best interests of the Partnership, except that no indemnification shall be made in respect of any claim, issue or matter which as to SSB constituted negligence, misconduct or breach of its fiduciary obligations to the Partnership, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, SSB is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by
Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that SSB did not act in good faith, and in a manner which it reasonably believed to be in or not opposed to the best interests of the Partnership.

                   (b) To the extent that SSB has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (a) above, or in defense of any claim, issue or matter therein, the Partnership shall indemnify it against the expenses, including attorneys' fees, actually and reasonably incurred by it in connection therewith.

                   (c) Any indemnification under subparagraph (a) above, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification is proper in the circumstances because SSB has met the applicable standard of conduct set forth in subparagraph (a) above.

     (d) The term SSB as used in this Paragraph 7 shall include SSB, its officers, directors, stockholders, employees and affiliates.

         8. Termination. This Agreement may be terminated at any time by either party hereto upon notice to the other, in which event the brokerage accounts shall be closed and all positions open at such time shall be liquidated or shall be transferred to another broker as directed by the Partnership.


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         9. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by the laws of the State of New York.


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         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                              SALOMON SMITH BARNEY GLOBAL DIVERSIFIED
                              FUTURES FUND L.P.

                              By: Smith Barney Futures Management Inc.
                                  (General Partner)


                              By:_________________________________________
                                 David J. Vogel
                                 President and Director

                              SALOMON SMITH BARNEY INC.



                              By:_________________________________________
                                 Name:
                                 Title:


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